NEWS RELEASE
TSX: SCY
AUGUST 16, 2018
NR 18-11
www.scandiummining.com

SCANDIUM INTERNATIONAL SIGNS LETTER OF INTENT WITH PAB COVENTRY LTD.

Reno, Nevada, August 16, 2018 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has signed a Letter of Intent (“LOI”) with PAB Coventry Ltd. (“PAB”) to test scandium-containing alloys in aluminum sheet forming applications.

PAB is a privately held manufacturing and prototyping company offering specialty metal parts and design capabilities, serving the automotive, aerospace, defense and HVAC industries. PAB has been a well-known parts and forms supplier to the upper market segment of the British automotive industry for decades.

The LOI calls for the Company to contribute various aluminium alloy samples containing scandium, for process testing by PAB, in their testing/manufacturing facilities in Coventry, UK. PAB intends to report the results of the testing program utilizing the samples, and the Company intends to publicly report a summary of the results at the conclusion of the program.

LOI AGREEMENT HIGHLIGHTS:

  LOI defines alloy sample contributions to PAB,
  PAB commits to test the contributed samples with their forming systems,
  Forming results are to be shared, understood, possibly publicly disclosed, recognizing any intellectual property discovery,
  PAB is a recognized leader in various complex aluminum forming technologies, servicing customers in automotive, aerospace, and defense applications, and
  Successful prototype testing results potentially forms basis of direct customer use of Al-Sc alloys with PAB’s clients, or with PAB itself.

DISCUSSION:
PAB Coventry is a specialty metals forming company, prototyping parts design, and production company, focused on developing lightweight high-performance components from steel, metal composites, magnesium, and aluminum. PAB offers production runs for customers at their primary Coventry UK location, and design support to customers intending to produce on larger scale, with integrated manufacturing platforms.

PAB is recognized as an industry leader in innovation, design, and product development. PAB has been involved in a number of leading research and development initiatives focused on the use of Hot Form Quench (HFQ®) technology, a patented process directly licensed from Impression Technologies Ltd (“ITL”) also located in Coventry, UK (please refer to the Company’s August 15, 2018 News Release on ITL).

HFQ® technology is a production method for stamping complex-shaped aluminum components from high strength and ultra-high strength alloys, involving heat treatment, forming, and in-die quench systems to produce complex, lightweight, high-strength alloy parts in a single pressing operation.

PAB also work with their end user clients on developing and testing novel ways of cold forming aluminum for niche volume manufacture. Select, current PAB aluminum parts forming initiatives include:

  Prototyping. Design and production of aluminum automotive components, in conjunction with ITL, using HFQ® technology.
  Process Design. Involvement in ongoing production system design programs to manufacture lightweight, high strength aluminum panel components, for automotive and aerospace applications.
  Production. Active planning to apply the HFQ® process to an existing full-scale PAB production line, to service lightweighting parts requirements in mass market automotive.
  R&D Programs. Applying HFQ® technology to larger scale aluminum sheet stock, to demonstrate the attractiveness of HFQ® in combination with friction stir welding (FSW) for aluminum parts manufacture.

More information on PAB Coventry Ltd. and their capabilities can be found on the PAB website, at http://www.pabgroup.co.uk/research-development/. Further information on HFQ® technology is available on http://hfqtechnology.com/, and more about Impression Technologies Limited (ITL) is available on the ITL website, http://www.impression-technologies.com/. HFQ® is a registered trademark of Impression Technologies Ltd.

George Putnam, CEO of Scandium International Mining Corp. commented:

“We are pleased to add PAB to our list of partners exploring scandium’s advantages in aluminium parts manufacturing using HFQ® technology. PAB is an established, recognized aluminium alloy solutions-provider to UK automotive and UK/European aerospace customers.

PAB also represents a pathfinder in the commercial application of HFQ® forming technology, developing what is required to meet the tougher demands of large scale production applications. HFQ® shows excellent promise for high volume commercial application in aluminium formed parts and products, and we believe scandium additions could offer additional benefits, when combined with this process.”

ABOUT SCANDIUM INTERNATIONAL MINING CORP.

The Company is focused on developing its Nyngan Scandium Project, located in NSW, Australia, into the world’s first scandium-only producing mine. The project has received all key approvals, including a mining lease, necessary to proceed with project construction.

The Company filed a NI 43-101 technical report in May 2016, titled “Feasibility Study – Nyngan Scandium Project”. That feasibility study delivered an expanded scandium resource, a first reserve figure, and an estimated 33.1% IRR on the project, supported by extensive metallurgical test work and an independent, 10-year global marketing outlook for scandium demand.

Willem Duyvesteyn, MSc, AIME, CIM, a Director and CTO of the Company, is a qualified person for the purposes of NI 43-101 and has reviewed and approved the technical content of this press release on behalf of the Company.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to statements regarding any future development of the project. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation: risks related to uncertainty in the demand for scandium, the possibility that results of test work will not fulfill expectations, or not realize the perceived market utilization and potential of scandium sources that may be developed for sale by the Company.

Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.